Exhibit 8.1

May 16, 2005

The Board of Directors

The Mills Corporation

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

Ladies and Gentlemen:

We have acted as tax counsel to The Mills Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (SEC File No. 333-88606) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2002, and amended by Amendment No. 1 thereto on July 3, 2002 (as amended, the “Registration Statement”), relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 2, 2002 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to an aggregate of 9,200,000 Depositary Shares (the “Depositary Shares”), each Depositary Share representing a 1/100 fractional interest of a share of the Company’s 7.875% Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), as described in the Prospectus and a prospectus supplement dated May 10, 2005 (the “Prospectus Supplement”). In connection with the offering of the Depositary Shares, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company and the Prospectus Supplement. Unless otherwise defined, each term used herein with initial capitalized letters has the meaning given to such term in the Management Representation Letter, as defined below.

Basis for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury

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May 16, 2005

Regulations thereunder (including proposed and temporary Regulations), interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering our opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

(1) the Prospectus and the Prospectus Supplement;

(2) the Limited Partnership Agreement of The Mills Limited Partnership (the “Operating Partnership”), dated April 21, 1994, as amended effective July 1, 1995 and through the date hereof;

(3) the Amended and Restated Certificate of Incorporation of the Company, dated April 19, 1994, as amended (the “Company Articles of Incorporation”), and the Bylaws of the Company;

(4) the Certificate of Incorporation, dated April 19, 1994, the Bylaws, and the stock ownership records of The MillsServices Corp. (the “Services Company”);

(5) the forms of limited partnership agreement used for the formation of the various limited partnerships in which the Operating Partnership and/or the Company owns an interest;

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May 16, 2005

(6) the forms of limited liability company operating agreement for the various limited liability companies in which the Operating Partnership and/or the Company owns an interest;

(7) selected leases at various of the properties in which the Operating Partnership owns an interest;

(8) the Certificate of Designations, Number, Voting Powers, Preferences and Rights relating to the Series G Preferred Stock (the “Series G Certificate of Designations”);

(9) the Deposit Agreement relating to the Depositary Shares; and

(10) such other documents as we deemed necessary or appropriate.

The opinions set forth in this letter also are premised on certain written representations of the Company and the Operating Partnership contained in a letter to us dated May 16, 2005 (the “Management Representation Letter”). Collectively, the Company, the Operating Partnership, the Partnership Subsidiaries (as defined herein), the Services Company, and the subsidiaries of the Services Company are sometimes referred to herein as the “Company Group Entities.” For purposes of this opinion letter, “Partnership Subsidiary” shall mean any trust with respect to which the Company or the Operating Partnership is or was treated as the “owner” within the meaning of Section 671 of the Code (a “Grantor Trust”), or any partnership, limited liability company or other entity that has claimed treatment as a partnership or as a disregarded entity for federal income tax purposes for all relevant tax returns and tax filings with respect to each period during which either the Company or the Operating Partnership has owned (or owned at any time on or after April 30, 1994) an interest, either directly or through (x) one or more other partnerships, limited liability companies or other entities that have claimed such treatment as a partnership, or as a disregarded entity, for federal income tax purposes (whether or not the Company or the Operating Partnership has or had a controlling interest in, or otherwise has or had the ability to control or direct the operation of, such entity), or (y) one or more Grantor Trusts. Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include the Services Company or subsidiaries thereof.

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May 16, 2005

We have made such legal and factual inquiries, including an examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of rendering these opinions. For purposes of our opinions, however, we have not made an independent investigation or audit of all of the facts set forth in the above referenced documents. We consequently have relied upon representations in the Management Representation Letter, and upon the assumption, that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of any fact contrary to the facts set forth in the Management Representation Letter or the above-referenced documents.

In this regard, we have assumed, with your consent, the following:

(i) that (A) all of the representations and statements set forth in the documents that we have reviewed, including the Prospectus, the Prospectus Supplement and the Management Representation Letter (collectively, the “Reviewed Documents”), are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the Reviewed Documents on the parties thereto, including, without limitation, obligations under the Company Articles of Incorporation and the Series G Certificate of Designations, have been and will continue to be performed or satisfied in accordance with their terms;

(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii) that any documents as to which we have reviewed only forms were or will be duly executed without material changes from the forms reviewed by us; and

(iv) that each of the Company Group Entities has been and will continue to be a duly organized and validly existing entity and has been and will continue to be operated in the manner described in the relevant partnership

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agreement, articles (or certificate) of incorporation or other organizational documents.

Any material variation or difference in the facts from those set forth in the Reviewed Documents and upon which we have relied (including, in particular, the Prospectus Supplement, the Prospectus and the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, effective for each of its taxable years ended December 31, 1994 through December 31, 2004, and the Company’s current organization and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2005 and thereafter; and

(2) the discussion in the Prospectus Supplement under the caption “Material Federal Income Tax Considerations,” to the extent that it describes applicable provisions of federal income tax law, is correct in all material respects.

In connection with our opinions, we note that the Company is in the business of owning and operating super regional “value retail” outlet malls. These properties are extremely large, complex operations that are different in many respects both from traditional outlet malls and traditional regional malls. In connection with the operation of these malls, the Company regularly undertakes a wide range of marketing and promotional activities that are intended to promote and benefit the entire mall operation by increasing consumer spending and thereby increasing the rents that the Company derives from its tenants. In a number of private letter rulings, the Internal Revenue Service (“IRS”) has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the center (and, therefore, the REIT’s revenues from tenants), rather than to benefit a specific tenant. Some of these advertising and promotional activities undertaken by the Company are identical to those approved by the IRS in

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these private letter rulings, but in view of the complex and relatively unique nature of the Company’s malls, some of the Company’s advertising and promotional activities are different from, and more extensive than, those addressed specifically by the IRS to date. The Company has represented that all of its advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing the Company’s overall revenues through increased rents (which are typically based upon a percentage of sales). The Company has also represented that, with regard to its taxable years beginning after December 31, 1997, amounts attributable to these advertising and promotional activities would fall within the 1% “de minimis” services exception described in Section 856(d)(7)(B) of the Code even if the activities were not considered services that are “usually or customarily rendered” in connection with the rental of space for occupancy. Although the matter is not free from doubt with regard to the Company’s tax years prior to 1998 during which the Company engaged in these advertising and promotional activities, based upon the basic premise upon which the IRS has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally and the Company’s representation as to the primary purpose for such activities, we are of the opinion that the Company’s advertising and promotional activities have not affected and will not affect the qualification of the rents received from tenants as “rents from real property” and, thus, the Company’s ability to qualify as a REIT.

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the Partnership Subsidiaries, and the Services Company and its subsidiaries, the sources of their income, the nature and relative values of their assets, the level of the Company’s distributions to its stockholders and the diversity of the Company’s stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Prospectus Supplement under the caption “Material Federal Income Tax Considerations.”

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May 16, 2005

This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.